Exhibit 3.18

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Society Pass Incorporated

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series X Supervoting Preferred Stock, $0.0001 par value per share.

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

NOW, THEREFORE BE IT RESOLVED, that the Board of Directors hereby approves, votes for, consents to and adopts the Amendment to the Certificate of Designation to the Corporation’s Articles of Incorporation of the Corporation in the form attached as Exhibit A hereto (the “Amendment to Certificate of Designation”) increasing the number of authorized shares of the Series X Super Voting Preferred Stock to 10,000 and hereby directs, authorizes and empowers management of the Corporation to execute, deliver and have the Amendment to Certificate of Designation filed with the Secretary of State of the State of Nevada forthwith and to pay any fees related to such filing; [See Exhibit A on following page.]

5. Effective date of filing: (optional)

6. Signature: (required)

/s/ Raynauld Liang, Chief Executive Officer

EXHIBIT A

SOCIETY PASS INCORPORATED

AMENDMENT TO

CERTIFICATE OF DESIGNATION OF

SERIES X SUPER VOTING PREFERRED STOCK

SETTING FORTH THE POWERS,

PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND

RESTRICTIONS OF SUCH SERIES OF PREFERRED STOCK

Pursuant to Section 78.1955 of the Nevada Revised Statutes, Society Pass Incorporated, a Nevada corporation (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The Articles of Incorporation of the Corporation as filed with the Secretary of State of Nevada on June 22, 2018 (the “Articles”) confers upon the Board of Directors of the Corporation (the “Board of Directors”) the authority to provide for the issuance of shares of preferred stock in series and to establish the number of shares to be included in each such series and to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof.

SECOND: On August 23, 2021, the Board of Directors duly adopted a resolution creating a series of preferred stock having the designation as the Series X Super Voting Preferred Stock and the number of shares and the powers, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof. That resolution was embodied in the Certificate of Designation of Series X Super Voting Preferred Stock, Setting Forth The Powers, Preferences, Rights, Qualifications, Limitations And Restrictions Of Such Series Of Preferred Stock of said corporation as filed with the Secretary of State of the State of Nevada on August 31, 2021 (Entity Number: E0305332018-1; Filing No. 20211716911) (the “Series X Super Voting Preferred Stock Certificate of Designation”) which was subsequently amended to increase the number of designated shares of Series X Super Voting Preferred Stock to 3,500.

THIRD: That the Board of Directors of Society Pass Incorporated, by unanimous written consent, duly adopted resolutions to amend Section 1 of the Series X Super Voting Preferred Stock Certificate of Designation to read in its entirety as follows:

“Section 1. Designation and Number. Of such 5,000,000 shares of capital stock, $0.0001 par value per share, authorized, 10,000 shares are designated as “Series X Super Voting Preferred Stock” (the “Series X Super Voting Preferred Stock”).

FOURTH: That the Amendment was duly adopted in accordance with the provisions of NRS 78-1955.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed on its behalf by its undersigned Chief Executive Officer as of May 9, 2024.

By:	/s/ Raynauld Liang
Name:	Raynauld Liang
Title:	Chief Executive Officer